EXHIBIT INDEX

(13)(g) Master Fee Waiver Agreement, dated Dec. 1, 2005, between Ameriprise Financial, Inc., RiverSource Investments, LLC, Ameriprise Financial Services, Inc. and RiverSource Funds.

(14)     Consent of Independent Registered Public Accounting Firm.

(17)(e) Statement of Additional Information, dated Nov. 29, 2005, for RiverSource Tax-Exempt Bond Fund and RiverSource Insured Tax-Exempt Fund.

(17)(f)  Annual Report, dated Nov. 30, 2004, for RiverSource Tax-Exempt Bond
         Fund.

(17)(g) Annual Report, dated June 30, 2005, for RiverSource Insured Tax-Exempt Fund.

(17)(h) Semiannual Report, dated May 31, 2005, for RiverSource Tax-Exempt Bond Fund.